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Pricing Supplement No. T7
To the Underlying Supplement dated March 25, 2009,
Product Supplement No. T-I dated March 25, 2009,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 May 15, 2009

$1,555,000 Cert PLUS Securities due November 18, 2011 Linked to the S&P 500® Index

General

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The securities are designed for investors who seek a leveraged return linked to the appreciation of the S&P 500® Index. Investors should be willing to forgo interest and dividend payments and, if the closing level of the Underlying is 35% or more below the Initial Level at any time during the Observation Period and, on the Valuation Date is less than the Initial Level, be willing to lose up to 100% of their investment.

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Senior unsecured obligations of Credit Suisse, acting through its Nassau Branch, maturing November 18, 2011†.

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Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

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The securities priced on May 15, 2009 (the "Trade Date") and are expected to settle on May 20, 2009. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse, acting through its Nassau Branch (Standard & Poor's A+, Moody's Aa1)††
Underlying:	The S&P 500® Index (the "Underlying"). For more information on the Underlying, see "The Reference Indices—The S&P Indices—The S&P 500 Index" in the accompanying underlying supplement.
Upside Participation Rate:	125%
Redemption Amount:
You will be entitled to receive a Redemption Amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Underlying Return, calculated as set forth below.
Underlying Return:	The Underlying Return is expressed as a percentage and is calculated as follows:
•	If the Final Level is greater than the Initial Level, the Underlying Return will equal:
Upside Participation Rate	x	Final Level — Initial Level Initial Level
•	If the Final Level is equal to the Initial Level, the Underlying Return will equal zero.
•	If the Final Level is less than the Initial Level and:
•	if a Knock-In Event has occurred during the Observation Period, the Underlying Return will equal:
Final Level — Initial Level Initial Level
•	if a Knock-In Event has not occurred during the Observation Period, the Underlying Return will equal zero.

Accordingly, if the Final Level is less than the Initial Level and a Knock-In Event has occurred during the Observation Period, the Underlying Return will be negative and you will receive less than the principal amount of your securities at maturity. You could lose your entire investment.
Knock-In Event:	A Knock-In Event occurs if, on any trading day during the Observation Period, the closing level of the Underlying reaches or falls below the Knock-In Level.
Knock-In Level:	573.872
Observation Period:	The period from but excluding the Trade Date to and including the Valuation Date.
Initial Level:	882.88
Final Level:	The closing level of the Underlying on the Valuation Date.
Valuation Date†:	November 15, 2011
Maturity Date†:	November 18, 2011
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546EHW7

†    Subject to postponement in the event of a market disruption event as described in the accompanying product supplement under "Description of the Securities—Market disruption events."

††    A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to securities issued by Credit Suisse does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See "Selected Risk Considerations" beginning on page 4 of this pricing supplement and "Risk Factors" beginning on page PS-2 of the accompanying product supplement.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you the pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer

Per security	$1,000	$0	$1,000

Total	$1,555,000	$0	$1,555,000

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction. In addition, the securities are not guaranteed under the FDIC's Temporary Liquidity Guarantee Program.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee

Notes	$1,555,000	$86.77

Credit Suisse

May 15, 2009

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated March 25, 2009, the product supplement dated March 25, 2009 the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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  Underlying supplement dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003153/a2191818z424b2.htm

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  Product supplement No. T-I dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003145/a2191797z424b2.htm

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  Prospectus supplement dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

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  Prospectus dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Selected Risk Considerations" in this pricing supplement and "Risk Factors" in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity for Each $1,000 Principal Amount

The table below illustrates the hypothetical Redemption Amounts for $1,000 principal amount of securities for a hypothetical range of performance of the Underlying from -100% to +100%. The table and the examples below assume a hypothetical Initial Level of 900 and reflect the Upside Participation Rate of 125.00% and the Knock-In Level of 65.00% of the Initial Level of the Underlying. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and the examples below have been rounded for ease of analysis.

		A Knock-In Event Does Not Occur During the Observation Period		A Knock-In Event Does Occur During the Observation Period
	Percentage Change in Underlying Level
Final Level		Underlying Return	Redemption Amount	Underlying Return	Redemption Amount
1800.00	100.00%	125.00%	$2,250.00	125.00%	$2,250.00
1710.00	90.00%	112.50%	$2,125.00	112.50%	$2,125.00
1620.00	80.00%	100.00%	$2,000.00	100.00%	$2,000.00
1530.00	70.00%	87.50%	$1,875.00	87.50%	$1,875.00
1440.00	60.00%	75.00%	$1,750.00	75.00%	$1,750.00
1350.00	50.00%	62.50%	$1,625.00	62.50%	$1,625.00
1260.00	40.00%	50.00%	$1,500.00	50.00%	$1,500.00
1170.00	30.00%	37.50%	$1,375.00	37.50%	$1,375.00
1080.00	20.00%	25.00%	$1,250.00	25.00%	$1,250.00
990.00	10.00%	12.50%	$1,125.00	12.50%	$1,125.00
945.00	5.00%	6.25%	$1,062.50	6.25%	$1,062.50
900.00	0.00%	0.00%	$1,000.00	0.00%	$1,000.00
855.00	-5.00%	0.00%	$1,000.00	-5.00%	$950.00
810.00	-10.00%	0.00%	$1,000.00	-10.00%	$900.00
720.00	-20.00%	0.00%	$1,000.00	-20.00%	$800.00
630.00	-30.00%	0.00%	$1,000.00	-30.00%	$700.00
585.00	-35.00%	N/A	N/A	-35.00%	$650.00
540.00	-40.00%	N/A	N/A	-40.00%	$600.00
450.00	-50.00%	N/A	N/A	-50.00%	$500.00
360.00	-60.00%	N/A	N/A	-60.00%	$400.00
270.00	-70.00%	N/A	N/A	-70.00%	$300.00
180.00	-80.00%	N/A	N/A	-80.00%	$200.00
90.00	-90.00%	N/A	N/A	-90.00%	$100.00
0.00	-100.00%	N/A	N/A	-100.00%	$0.00

Hypothetical Examples of Redemption Amounts Payable at Maturity

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The Final Level is 1080, an increase of 20% from the Initial Level. The determination of the Redemption Amount when the Final Level is greater than the Initial Level, regardless of whether a Knock-In Event occurs during the Observation Period, is calculated as follows:

  Underlying Return = 125.00% * [(1080 – 900)/900] = 25.00%
  Redemption Amount = Principal * (1 + Underlying Return)
  Redemption Amount = $1,000 * 1.250
  Redemption Amount = $1,250

In this example, at maturity you will receive a Redemption Amount equal to $1,250 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the level of the Underlying.

Example 2: The Final Level is 900, equal to the Initial Level. The Underlying Return when the Final Level is equal to the Initial Level is zero. At maturity, you will receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 3: The Final Level is 720, a decrease of 20% from the Initial Level, and a Knock-In Event does not occur during the Observation Period. The Underlying Return when the Final Level is less than the Initial Level and when a Knock-In Event does not occur during the Observation Period is zero. At maturity, you will receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 4: The Final Level is 720, a decrease of 20% from the Initial Level, and a Knock-In Event occurs during the Observation Period. The determination of the Redemption Amount when the Final Level is less than the Initial Level and when a Knock-In Event occurs during the Observation Period is calculated as follows:

  Underlying Return = [(720 – 900)/900] = -20%
  Redemption Amount = Principal * (1 + Underlying Return)
  Redemption Amount = $1,000 * 0.80
  Redemption Amount = $800

In this example, at maturity you will receive a Redemption Amount equal to $800 per $1,000 principal amount of securities because the Final Level is less than the Initial Level and a Knock-In Event has occurred. In these circumstances, you will participate in any depreciation in the level of the Underlying from the Initial Level to the Final Level.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement.

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  YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your principal amount. You could lose up to $1,000 per $1,000 principal amount of securities. If the Final Level is less than the Initial Level and a Knock-In Event occurs during the Observation Period, you will lose 1% of your principal for each 1% decline in the Final Level as compared to the Initial Level. Any payment at maturity is subject to our ability to satisfy our obligations as they become due.

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  THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Underlying, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market's view of our creditworthiness. In addition, any decline in our credit ratings or any increase in our credit spreads is likely to adversely affect the market value of the securities prior to maturity.

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  THE SECURITIES DO NOT PAY INTEREST – We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the appreciation or depreciation of the Underlying. Because the Redemption Amount due at maturity may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

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  THE RETURN ON THE SECURITIES WILL BE AFFECTED BY THE KNOCK-IN LEVEL AND THE OCCURRENCE OF A KNOCK-IN EVENT – The return on the securities will be affected by the Knock-In Level and whether a Knock-In Event occurs. If the closing level of the Underlying reaches or falls below the Knock-In Level on any trading day during the Observation Period, a Knock-In Event will have occurred and you could receive substantially less than your principal amount at maturity.

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  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent's commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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  NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the stocks that comprise the Underlying.

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  LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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  POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – In addition to the level of the Underlying on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

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    whether the closing level of the Underlying on any trading day during the Observation Period reached or fell below the Knock-In Level;

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    the expected volatility of the Underlying;

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    the time to maturity of the securities;

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    the dividend rate on the stocks comprising the Underlying;

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    interest and yield rates in the market generally;

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    geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the stocks comprising the Underlying or stock markets generally and which may affect the level of the Underlying; and

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    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

    Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to "Use of Proceeds and Hedging" in the accompanying product supplement.

Historical Information

The following graph sets forth the historical performance of the S&P 500® Index based on the closing levels of the Underlying from January 1, 2004 through May 15, 2009. The closing level of the Underlying on May 15, 2009 was 882.88. We obtained the closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on any trading day during the term of the securities, including on the Valuation Date. We cannot give you assurance that the performance of the Underlying will result in any return of your investment.

For further information on the S&P 500® Index, see "The Reference Indices—The S&P Indices—The S&P 500 Index" in the accompanying underlying supplement.

Historical Performance of the S&P 500® Index

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

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  a financial institution,

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  a mutual fund,

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  a tax-exempt organization,

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  a grantor trust,

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  certain U.S. expatriates,

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  an insurance company,

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  a dealer or trader in securities or foreign currencies,

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  a person (including traders in securities) using a mark-to-market method of accounting,

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  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

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  an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, we intend to treat the securities, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the Underlying that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute "contingent payment debt instruments" that are subject to special tax rules governing the recognition of income over the term of your securities. If the securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the securities do not provide for any cash payments during their term. You would recognize gain or loss upon the sale, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognized upon the sale, redemption, or maturity of your securities would be ordinary income and any loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities would be ordinary loss, and thereafter would be capital loss.

It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked to market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax adviser regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder's tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder's tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a "Non-U.S. Holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (a) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (b) whether income and gain on such an instrument should be ordinary or capital, and (c) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding Notice 2008-2 and its possible impact on you.

Possible Legislation on Prepaid Derivative Contracts

On December 19, 2007, Representative Richard Neal introduced a tax bill (the "Bill") that was referred to the House Ways and Means Committee of the previous Congress and would apply to "prepaid derivative contracts" acquired after the date of enactment of the Bill. No further action was taken on the Bill and it has not been reintroduced in the current Congress. The Bill, if reintroduced with the same language, would apply to certain derivative financial contracts with a term of more than one year, where there is no substantial likelihood that the taxpayer will be required to pay any additional amount thereunder, and would require the holder of such a contract to include as interest income each year in respect of such contract an amount determined by reference to the monthly U.S. federal short-term rate determined under Code section 1274(d). A holder's tax basis in such contract would be increased by the amount so included. Any gain (either at maturity or upon sale) with respect to the contract would be treated as long-term capital gain if the contract is a capital asset in the hands of the holder and such holder has held the contract for more than one year. Any loss would be treated as ordinary loss to the extent of prior interest accruals.

While the Bill, if reintroduced with the same language and enacted, would not apply to the securities (due to its prospective effective date), it is not possible to predict whether any tax legislation that may ultimately be enacted will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding the Bill and any future tax legislation that may apply to your securities.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to Credit Suisse Securities (USA) LLC.

The distribution agreement provides that Credit Suisse Securities (USA) LLC is obligated to purchase all of the securities if any are purchased.

Credit Suisse Securities (USA) LLC proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement. Credit Suisse Securities (USA) LLC will not receive a commission in connection with the sale of the securities. If all of the securities are not sold at the initial offering price, Credit Suisse Securities (USA) LLC may change the public offering price and other selling terms.

For further information, please refer to "Underwriting" in the accompanying product supplement.

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